Exhibit 1

Julián Martínez-Simancas

General Secretary and Secretary of the Board of Directors

Bilbao, June 21, 2011

To the National Securities Market Commission

Re:	Information memorandum regarding the first execution of the paid-in capital increase approved by the shareholders acting at the General Shareholders’ Meeting of Iberdrola, S.A. of May 27, 2011

Dear sirs:

Pursuant to the provisions of Section 82 of Law 24/1988, of July 28, on the Securities Market (Ley 24/1988, de 28 de julio, del Mercado de Valores) and related provisions, and for the purposes of Articles 26.1.e) and 41.1.d) of Royal Decree 1310/2005, of November 4, we are pleased to provide you with an information memorandum (documento informativo) regarding the first execution of the paid-in capital increase approved by the shareholders at the General Shareholders’ Meeting of Iberdrola, S.A. held on May 27, 2011 under item six on the agenda, which is attached hereto as an Annex.

Yours faithfully,

The General Secretary and Secretary of the Board of Directors

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

IMPORTANT INFORMATION

The securities referred to herein that will be delivered by IBERDROLA, S.A. in connection with its merger with IBERDROLA RENOVABLES, S.A. (the “Iberdrola Securities”) have not been, and are not intended to be registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold, directly or indirectly, into the United States of America except pursuant to an applicable exemption. The Iberdrola Securities are intended to be made available within the United States of America in connection with the merger pursuant to an exemption from the registration requirements contained in the Securities Act.

The merger between IBERDROLA, S.A. and IBERDROLA RENOVABLES, S.A. relates to the securities of a Spanish company. The merger in which IBERDROLA RENOVABLES, S.A. ordinary shares will be exchanged for Iberdrola Securities is subject to disclosure requirements of Spain that are different from those of the United States of America. Financial statements which could be referred to herein have been prepared in accordance with Spanish accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since IBERDROLA, S.A. and IBERDROLA RENOVABLES, S.A. are each located in Spain and some or all of their officers and Directors may be residents of Spain or other countries different from the U.S. You may not be able to sue a Spanish company or its officers or Directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel a Spanish company and its affiliates to subject themselves to a U.S. court’s judgment.

This communication contains forward-looking information and statements about IBERDROLA, S.A., including financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, capital expenditures, synergies, products and services, and statements regarding future performance. Forward-looking statements are statements that are not historical facts and are generally identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates” and similar expressions.

Although IBERDROLA, S.A. believes that the expectations reflected in such forward-looking statements are reasonable, investors and holders of IBERDROLA, S.A. shares are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of IBERDROLA, S.A., that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include those discussed or identified in the documents sent by IBERDROLA, S.A. to the COMISIÓN NACIONAL DEL MERCADO DE VALORES, which are accessible to the public.

2

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

Forward-looking statements are not guarantees of future performance. They have not been reviewed by the auditors of IBERDROLA, S.A. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date they were made. All subsequent oral or written forward-looking statements attributable to IBERDROLA, S.A. or any of its members, directors, officers, employees or any persons acting on its behalf are expressly qualified in their entirety by the cautionary statement above. All forward-looking statements included herein are based on information available to IBERDROLA, S.A. on the date hereof. Except as required by applicable law, IBERDROLA, S.A. does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

3

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

Annex

Information memorandum relating to the first execution of the paid-in capital increase approved by the shareholders of Iberdrola, S.A. at the General Shareholders’

Meeting of May 27, 2011

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

INFORMATION MEMORANDUM RELATING TO THE FIRST EXECUTION OF THE CAPITAL INCREASE WITH A CHARGE TO REVALUATION RESERVES OF IBERDROLA, S.A. APPROVED BY THE SHAREHOLDERS AT THE GENERAL SHAREHOLDERS’ MEETING OF MAY 27, 2011

1.	PURPOSE

1.1.	Background

At the General Shareholders’ Meeting of Iberdrola, S.A. (hereinafter, “Iberdrola” or the “Company”) held on May 27, 2011, under item six on the agenda, the shareholders approved (the “General Shareholders’ Meeting Resolution”) an increase in wholly paid-in share capital with a charge to the “RDL Update 7/1996” (“Actualización RDL 7/1996”) reserves, by means of the issuance of ordinary shares for the free-of-charge allocation thereof to the shareholders of the Company (the “Capital Increase”).

Under the General Shareholders’ Meeting Resolution, the maximum amount by reference to market value of the Capital Increase would be one thousand nine hundred and nine (1,909) million euros and it could be implemented within one year following approval thereof, on one or at most two occasions, without such reference market value exceeding nine hundred sixty-seven (967) million euros on the first execution, and nine hundred forty-two (942) million euros on the second execution, if carried out.

Moreover, by means of the General Shareholders’ Meeting Resolution, the following powers were delegated in favor of the Board of Directors, with express substitution powers and in accordance with section 297.1.a) of the Companies Law (Ley de Sociedades de Capital): (i) to determine the date or dates on which the Capital Increase should take place; (ii) amend, in accordance with the rules set out in paragraph 10 of the General Shareholders’ Meeting Resolution, the maximum amount by reference to market value of the Capital Increase and of each of its executions in the event that the capital increase set forth in paragraph 4 of item fifteenth on the agenda of the General Shareholders’ Meeting, relating to the merger between Iberdrola (as the absorbing company) and Iberdrola Renovables, S.A. (as the absorbed company) (the “Capital Increase of the Merger”) would not take place or would take place only partially; and (iii) establish the conditions of the Capital Increase in all matters not provided in the General Shareholders’ Meeting Resolution.

Given that the Capital Increase of the Merger has not been submitted to voting in the General Shareholders’ Meeting of Iberdrola held on May 27, 2011 and, therefore, it has not been put into effect (since Iberdrola will attend the exchange of shares of Iberdrola Renovables, S.A.,

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

which will take place as a consequence of the referred merger through the delivery of treasury shares of the Company), the Executive Committee of the Company, at its meeting held on June 7, 2011 and according to the delegation of powers in its favor approved by the Board of Directors at its meeting held on May 27, 2011, amended the maximum amount by reference to market value of the shares to be issued in the context of the Capital Increase which was fixed in one thousand eight hundred and forty-six (1,846) million euros.

Additionally, the Executive Committee amended the amount of maximum amount by reference to market value of the shares to be issued in the first execution, and if carried out, in the second execution, to nine hundred thirty-five (935) million euros and nine hundred eleven (911) million euros, respectively.

All the foregoing, in accordance with the terms set forth in the General Shareholders’ Meeting Resolution.

Upon a proposal of the Executive Committee, the Board of Directors has today approved, among other items, the first execution of the Capital Increase on what would traditionally have been the supplemental payment of dividend for the fiscal year ended December 31, 2010, if the “Iberdrola Flexible Dividend” system had not been implemented (the “First Execution”). All of it without prejudice of the payment of the ordinary dividend in a gross amount of three euro cents (€0.03) for each share of Iberdrola, which was approved by the General Shareholders’ Meeting under item five of its agenda.

1.2.	Purpose

Pursuant to the provisions of Sections 26.1.e) and 41.1.d) of Royal Decree 1310/2005, of November 4, the issuance and admission to trading of the new shares of Iberdrola issued on this First Execution shall not require the preparation or publication of a prospectus relating thereto, “provided that there is a document available containing information regarding the number and types of shares and the rationale for and details of the offer.”

In view of the foregoing, Iberdrola issues this information memorandum, the purpose of which is to provide all of the information referred to in the preceding paragraph that is available on the date of issuance thereof with respect to the First Execution of the Capital Increase. Upon determination of the number of free-of-charge allocation rights needed to allocate one (1) new share of Iberdrola, as well as the fixed price for the purchase of such rights under the purchase commitment assumed by the Company, this information will be made available to the public by means of a supplement to this memorandum that shall be published through a notice of a significant event (comunicación de hecho relevante) that is expected to occur on July 11, 2011. In turn, once the First Execution has been completed and all of the remaining information is available, it will be made available to the public by means

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

of a corresponding notice of significant event. It is expected that this notice regarding the completion of the First Execution will take place on July 28, 2011.

2.	REASONS FOR THE CAPITAL INCREASE AND PROCEDURE FOR THE FIRST EXECUTION

2.1.	Reasons for the Capital Increase

The Capital Increase has been approved by the shareholders at Iberdrola’s General Shareholders’ Meeting in order to implement, for second consecutive year, a system for compensating shareholders in a flexible and efficient manner, called “Iberdrola Flexible Dividend” (“Iberdrola Dividendo Flexible”). Through this system, which was successfully implemented by the Company during the last fiscal year 2010, Iberdrola intends to:

(i)	give its shareholders the ability to decide whether they prefer to receive all or a portion of their compensation of the system in cash or in new paid-up shares of the Company;

(ii)

allow those shareholders who so desire to benefit from the favorable tax treatment applicable to paid-in shares, without in any way limiting their ability to receive the amount of the compensation to which they are entitled in cash; and

(iii)	improve its policy for compensating shareholders in line with recent transactions carried out by other domestic and international companies.

In particular, on this First Execution, Iberdrola hopes to achieve these goals on occasion of what would have traditionally been the supplemental payment of the dividend for fiscal year 2010, if the “Iberdrola Flexible Dividend” system had not been implemented.

2.2.	Procedure for the First Execution

Pursuant to the terms provided for each execution of the Capital Increase, and thus this First Execution, the Company’s shareholders will receive one (1) free-of-charge allocation right for each share of Iberdrola that they hold. These rights will be traded on the Madrid, Barcelona, 1 Bilbao and Valencia Stock Exchanges between July 13 and July 27, 2011.1 At the end of this period, the free-of-charge allocation rights shall be automatically converted into newly-issued

[1]	July 13, 2011 will be the first trading day on which the free-of-charge allocation rights will trade on the market.

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

shares of the Company. Under the “Iberdrola Flexible Dividend” system, the shareholders of 2 Iberdrola will be able to freely choose among2:

(a)

Not transferring their free-of-charge allocation rights. In this case, at the end of the trading period, the shareholders will receive the number of new totally paid-up shares to which they are entitled.

(b)

Transfer all or a portion of their free-of-charge allocation rights to Iberdrola pursuant to its commitment under this First Execution and which will be referred to later in this document. In this way, the shareholders may choose to monetize their rights and receive an amount equal to the payment of the dividend for fiscal year 2010 that Iberdrola would have proceeded to distribute in the event that this system had not been implemented.

(c)

Transfer all or a portion of their free-of-charge allocation rights on the market. In this case, the shareholders may also choose to monetize their rights, although in this case they would not receive a guaranteed fixed price, but rather the consideration for the rights would depend on market conditions in general, and on the listing prices for such rights in particular.

The shareholders of the Company will be able to combine any of the alternatives mentioned in paragraphs (a) through (c) above based on their needs. In this regard, it should be kept in mind that such alternatives will be subject to differing tax treatment.

For its part, as regards the holders of the free-of-charge allocation rights, Iberdrola has made an irrevocable commitment to acquire such rights at a fixed price for this First Execution. This fixed price, which will be calculated prior to the commencement of the trading period for 3 the free-of-charge allocation rights3 in accordance with the formula set forth below, allows the Company to guarantee its shareholders the ability to monetize their rights if they do not want to receive new shares, which shall in any event be a minimum of fifteen euro cents (0.15 €). This purchase commitment will take effect and may be accepted between July 13 and July 22, 2011.

[2]

The options available to the holders of American Depositary Receipts (“ADRs”) or CREST Depositary Interests (“CDIs”) may have special characteristics with respect to the options described herein given the terms and conditions applicable to the programs in which they participate.

[3]	The calculation of this fixed price will occur on July 11, 2011.

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

The acquisition by Iberdrola of the free-of-charge allocation rights as a consequence of the exercise of such purchase commitment shall be made with a charge to the unrestricted reserves account called “Voluntary Reserves” (“Reservas Voluntarias”).

Specifically, the number of free-of-charge allocation rights needed to receive one (1) new share, as well as the fixed price for the purchase of such rights under such purchase commitment, will be calculated as follows:

•

The number of free-of-charge allocation rights required to receive one (1) new share of Iberdrola will be the number resulting from the application of the following formula, rounded to the next highest whole number:

Num. rights = TNShrs. / Provision num. of shrs.

where,

“Num. rights” = Number of free-of-charge rights needed for the allocation of one (1) new share of Iberdrola under the First Execution.

“TNShrs” = Number of outstanding shares of Iberdrola on the moment 4 on which it is resolved to implement the First Execution.4 For the purposes hereof, the “moment on which it is resolved to implement the First Execution” shall be deemed to be that moment on which the Executive Committee, or the Chairman & CEO of the Company pursuant to the delegation of powers made by the Board of Directors at its meeting of May 27 2011, performs the arithmetical calculations arising from the application of the formulas referred to herein in order to calculate the provisional number of shares to be issued, the number of free-of-charge allocation rights needed for the allocation of one share, the “ListPri,” and the maximum nominal amount of the Capital Increase as a result of the First Execution, which is expected to occur on July 11, 2011.

“Provisional num. of shrs.” = 935,000,000 / ListPri.

For these purposes, “ListPri” will be the arithmetic mean of the average weighted listing prices of the Company’s shares on the Madrid, Barcelona, Bilbao and Valencia Stock Exchanges at the five (5) trading

[4]	There are 5,822,196,000 outstanding shares of Iberdrola on the date of publication of this information memorandum.

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

sessions to be held on July 4, 5, 6, 7 and 8, 2011, rounded to the closest one-thousandth part of one euro, as such average appears in a certification to be issued by the Governing Company (Sociedad Rectora) of the Bilbao Stock Exchange.

The number of free-of-charge allocation rights required to receive one (1) new share of Iberdrola under this First Execution based on the application of this formula will be specified in a supplement to this memorandum, which is expected to be delivered to the National Securities Market Commission on July 11, 2011 by means of a notice of significant event (comunicación de hecho relevante).

If necessary, Iberdrola will waive the number of free-of-charge allocation rights needed for the number of new shares to be a whole number and not a fraction. In such event, there will be an incomplete allocation of the portion of the Capital Increase implemented by means of the First Execution, and the share capital will be increased solely by the amount of free-of-charge allocation rights that have not been waived, pursuant to the provisions of Section 311 of the Companies Law.

•

The purchase price of the free-of-charge allocation rights under the purchase commitment made by Iberdrola will be calculated in accordance with the following formula (rounded to the closest one-thousandth part of one euro):

Purchase Price = ListPri / (Num. rights +1)

where “ListPri” and “Num. rights” have the meaning provided above.

3.	DETAILS OF THE FIRST EXECUTION

3.1.	Timetable

The timetable for the First Execution will be as follows:

• July 11, 2011	•

Notice of significant event regarding the number of free-of-charge allocation rights required to receive one (1) newly- issued share and the guaranteed fixed price of the commitment assumed by Iberdrola to purchase free-of-charge allocation rights.

• July 12, 2011	•	Publication of the announcement of the First Execution of the Capital Increase in the Official Gazette of the Commercial Registry (Boletín Oficial del Registro

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

Mercantil).

		•	Record date for the assignment of free-of-charge allocation rights.

•	July 13, 2011	•	Commencement of the trading period for the free-of-charge allocation rights and of the period to request compensation in cash.

•	July 22, 2011	•	End of the period to request compensation in cash under the purchase commitment assumed by Iberdrola.

•	July 27, 2011	•

End of the trading period for the free-of-charge allocation rights. Acquisition by Iberdrola of the free-of-charge allocation rights to shareholders who have elected to receive cash under the purchase commitment assumed by Iberdrola.

•	August 1, 2011	•	Payment of cash to shareholders who have elected to receive cash under the purchase commitment assumed by Iberdrola.

•	August 2, 2011	•	Assignment of the registry-references regarding the newly- issued shares.

•	August 3, 2011	•	Expected commencement of trading of the newly-issued ordinary shares begins.

Both the period for accepting the commitment to purchase the free-of charge allocation rights as well as the scheduled dates for actual payment of cash and delivery of shares may be different for holders of ADRs (in the United States) and CDIs (in the United Kingdom) representing shares of the Company.

Pursuant to the resolution adopted by the General Shareholders’ meeting of Iberdrola held on May 27, 2011 under item fifteen of its agenda, by means of which the merger between Iberdrola (as absorbing company) and Iberdrola Renovables, S.A. (as absorbed company) (the “Merger”) was approved, the shareholders of Iberdrola Renovables, S.A. that become shareholders of Iberdrola as a result of the Merger (the “Iberdrola Renovables Shareholders”) will be entitled to participate in the shareholder compensation system “Iberdrola Flexible Dividend” (“Iberdrola Dividendo Flexible”).

To comply with the above, it will be necessary pursuant to the timetable referred to in this section 3.1 that:

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

(i)	the public deed of Merger is filed with the Mercantile Registry of Biscay on or around July 8, 2011 and, in any event, before July 11, 2011 (Monday) (the “Limit Date for Filing); and

(ii)

those actions conforming the exchange procedure in relation with the Merger have commenced on or before the Limit Date for Filing and such actions are carried out with the intermediation and collaboration of the Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. Unipersonal (Iberclear), its participating entities and those entities that the Company may designate to carry out the exchange functions in the context of the Merger and the agency functions in the context of the First Execution.

Without prejudice to the foregoing, in the event that, due to any reason, the circumstances referred to in paragraphs (i) and (ii) above do not occur, the Board of Directors of the Company or its representative bodies shall approve those resolutions and measures that may be necessary or convenient (including the amendment of the timetable of the First Execution) so that the Iberdrola Renovables Shareholders are, effectively, entitled to participate in the First Execution. Should this circumstance occur, it will be punctually communicated to the public.

3.2.	Allocation of free-of-charge allocation rights and procedure for choosing cash or new shares of the Company

The free-of-charge allocation rights will be allocated to those appearing in the book-entry records of Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. Unipersonal (Iberclear) at 11:59 p.m. on July 12, 2011. The free-of-charge allocation rights will be traded on the Madrid, Barcelona, Bilbao and Valencia Stock Exchanges through the Automated Quotation System (Electronic Market) between July 13 and July 27, 2011. During such term, a sufficient number of free-of-charge allocation rights may be acquired on the market in the proportion required to receive new shares.5

[5]

Shareholders that do not have free-of-charge allocation rights in a number sufficient to receive one (1) new share under this First Execution may: (a) acquire on the market a sufficient number of free-of- charge allocation rights which, added to those already held by them, give them the right to receive one (1) new share; (b) transfer all or part of their free-of-charge allocation rights to Iberdrola under the purchase commitment at a guaranteed fixed price; or (c) transfer all or part of their free-of-charge allocation rights on the market (in which case they will not be entitled to receive a guaranteed fixed price; rather, the consideration for their rights will depend on market conditions in general and on the listing price of the free-of-charge allocation rights in particular)).

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

During the period for trading the free-of-charge allocation rights, shareholders may choose between receiving newly-issued shares of the Company or an amount in cash equal to, if necessary, what they would have been entitled to under the traditional supplemental payment of the dividend for the fiscal year 2010 if the “Iberdrola Flexible Dividend” system had not been implemented, all upon the terms described above, as well as acquiring sufficient free-of-charge allocation rights on the market in the proportion required to subscribe new shares. However, shareholders who wish to accept the irrevocable commitment by Iberdrola to purchase free-of-charge allocation rights, and thus receive an amount in cash equal to the fixed and guaranteed purchase price corresponding to the number of free-of-charge allocation rights that they hold must communicate their decision to the entity with which their shares are deposited no later than July 22, 2011.

In order to choose from among the options that Iberdrola is offering on occasion of the First Execution of the Capital Increase, shareholders must contact the entities with which their shares and corresponding free-of-charge allocation rights are deposited within the periods set forth in the preceding paragraph. A failure to make an express decision will cause the shareholder to receive a number of new shares in proportion to their totally paid-up shares.6 7

3.3.	Expenses and fees

This First Execution is made free of expenses and fees with respect to the allocation of newly-issued shares. Iberdrola will assume the expenses of issuance, subscription, flotation, admission to trading and other expenses relating to the First Execution of the Capital Increase.

Without prejudice to the foregoing, the shareholders of the Company must bear in mind that the member entities of the Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. Unipersonal (Iberclear) with which they keep their shares on deposit may, pursuant to applicable legislation, establish such pass-through management fees and expenses as they may freely determine as a consequence of maintaining the securities in

[6]	However, as regards the conditions described in this paragraph, the holders of ADRs and CDIs must comply with the particularities of the programs in which they participate.
[7]

It is possible that, at the end of the trading period for the free-of-charge allocation rights, the number of rights possessed by a particular holder is a number that, taking into account the calculation formulas referred to in this document, does not give such holder the right to receive a whole number of shares. In such case, the entity with which the holder of the free-of-charge allocation rights has deposited them may sell the number of rights resulting in a fraction of a new share, such that the holder will receive the proceeds from the sale in cash and will not lose the intrinsic value of such rights. Notwithstanding the foregoing, this possibility is subject to the terms and conditions of the securities deposit and management agreement signed with the depositary entity in question or the instructions that the holder of the rights has given thereto.

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

their book-entry registries. Likewise, such member entities may, pursuant to applicable legislation, establish such pass-through fees and expenses as they may freely determine for the processing of orders to purchase and sell free-of-charge allocation rights.

4.	NUMBER AND NATURE OF THE SHARES

4.1.	Maximum number of shares to be issued in the First Execution of the Capital Increase

The maximum number of shares to be issued as a result of the First Execution of the Capital Increase will be the result of the formula approved by the shareholders at Iberdrola’s General Shareholders’ Meeting, which is set forth below (the result to be rounded to the next lower integer):

NNS = TNshrs / Num. rights

where,

“NNS” = Maximum number of new shares to be issued; and

“TNShrs” and “Num. shares” have the meanings set forth above.

In any event, pursuant to the text of the General Shareholders’ Meeting Resolution, as well as the resolution of the Board of Directors of the Company approved at its meeting held on the date hereof, the maximum number of shares to be issued in the First Execution of the Capital Increase shall be such that the reference market value of such shares (calculated at the “ListPri”) will in no event be greater than nine hundred thirty-five (935) million euros.

It is expected that the maximum number of new shares to be issued will be publicly disclosed on July 11, 2011 by means of a supplement to this information memorandum.

However, the number of shares actually issued will depend on the number of shareholders who decide not to transfer their free-of-charge allocation rights. Iberdrola will waive the new shares corresponding to the free-of-charge allocation rights acquired by application of the above-referenced purchase commitment.8 In any event, the final number of shares to be issued

[8]

In addition, in the event that the number of outstanding Iberdrola shares after deducting the shares corresponding to the free-of-charge allocation rights acquired by Iberdrola pursuant to the purchase commitment (which Iberdrola will waive pursuant to the General Shareholders’ Meeting Resolution) is a fraction, Iberdrola will also waive that number of its free-of-charge allocation rights that are required for the number of new shares ultimately issued under the First Execution to be a whole number and not a fraction.

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

within the context of the First Execution will be made available to the public on a timely basis by means of a notice of significant event regarding the close of this First Execution, the publication of which is expected to occur on July 28, 2011.

Attached hereto as an Annex to this memorandum is an example of the calculation of the maximum number of shares that would be issued on this First Execution, of the number of free-of-charge allocation rights required for the allocation of a new share, and of the purchase price of each free-of-charge allocation right corresponding to the irrevocable purchase commitment made by Iberdrola.

4.2.	Rights attaching to the new shares

The new shares to be issued in the First Execution will be ordinary shares having a par value of seventy-five euro cents (€0.75) each, of the same class and series as those currently outstanding, for which reason the capital increase effected by means of this First Execution will be made at par, and therefore without a share premium. The new shares to be issued will be represented by book entries, and the book-entry registration of which will be entrusted to Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. Unipersonal (Iberclear) and its member entities.

The new shares will grant the holders thereof the same political and financial rights as the ordinary shares of Iberdrola currently outstanding as from the date that the portion of the Capital Increase implemented in the First Execution is declared to be subscribed and paid up. In particular, the holders of the new shares will be entitled to receive the interim dividends and supplemental dividend amounts, if any, that are paid as from the date that the portion of the Capital Increase implemented in this First Execution is declared to be subscribed and paid up.

4.3.	Balance sheet and reserve with a charge to which the First Execution of the Capital Increase is carried out

The balance sheet used as a basis for the Capital Increase is the one for the fiscal year ended December 31, 2010, which has been audited by Ernst & Young, S.L., and which was submitted to the shareholders for approval at Iberdrola’s General Shareholders’ Meeting held on May 27, 2011, under item one on the Agenda.

The First Execution of the Capital Increase will be carried out with a charge to the reserve called “RDL Update 7/1996” (“Actualización RDL 7/1996”), which, as of December 31, 2010, came to the sum of one thousand two hundred fifteen million seven hundred seventy-one thousand six hundred and ninety-five euros with twenty-four cents of euro (1,215,771,695.24 euros).

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

4.4.	Shares on deposit

At the end of the period for trading the free-of-charge allocation rights (i.e., at the end of the trading session on July 27), the new shares that could not be allocated for reasons not attributable to Iberdrola will be maintained on deposit for disposition by the parties who show that they are the rightful owners of the corresponding free-of-charge allocation rights. After the passage of three (3) years from the date of completion of such trading period for the free-of-charge allocation rights (i.e., at the close of the trading session for July 27, 2014), the new shares that are still pending allocation may be sold in accordance with the provisions of Section 117 of the Companies Law, for the account and risk of the interested parties. The cash amount of such sale shall be deposited with Banco de España or Caja General de Depósitos, and will be available to the interested parties.

4.5.	Admission of the new shares to trading

Iberdrola will make application for the trading of the new shares to be issued as a consequence of this First Execution on the Madrid, Barcelona, Bilbao and Valencia Stock Exchanges, through the Automated Quotation System (Electronic Market), and will carry out such acts and formalities as are required for the admission of the new shares to trading.

4.6.	Tax treatment

The Company submitted a binding consultation to the General Tax Directorate (Dirección General de Tributos) (the “GTD”) regarding the tax treatment applicable to the Iberdrola shareholders in Spain that was filed with the referred body on November 23, 2009. Such consultation was answered by the GTD on April 27, 2010, and, in turn, was clarified by the GTD -at Iberdrola’s request - on October 1, 2010.

The treatment that derived from the answer to such consultation is as follows (which has not been modified since the date of issuance of the mentioned consultation):

The delivery of shares as a consequence of the Capital Increase will, for tax purposes, be deemed to be a delivery of paid-up shares and, therefore, does not constitute income for purposes of the Personal Income Tax (Impuesto sobre la Renta de las Personas Físicas) (“IRPF”), of the Corporate Income Tax (Impuesto sobre Sociedades) (“IS”) nor the NonResident Income Tax (Impuesto sobre la Renta de no Residentes) (“IRNR”), whether or not non-residents act through a permanent establishment in Spain.

The acquisition value of both the new shares received as a consequence of the Capital Increase and the shares from which they derive will result from distributing the total cost among the number of securities (both those existing and those issued as paid-up shares

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

corresponding thereto). Such paid-up shares will be deemed to have been held for as long as the shares from which they derive.

In the event that the shareholders sell their free-of-charge allocation rights on the market, the amount obtained for the transfer of such rights on the market will be subject to the following tax treatment:

•

For purposes of the IRPF and the IRNR on non-residents without a permanent establishment in Spain, the amount obtained for the transfer of the free-of-charge allocation rights on the market is subject to the same treatment that tax regulations provide for pre-emptive rights. Accordingly, the amount obtained for the transfer of the free-of-charge allocation rights decreases the acquisition value for tax purposes of the shares from which such rights derive, pursuant to Section 37.1.a) of Law 35/2006, of November 28, on Personal Income Tax.

Thus, if the amount obtained for the aforementioned transfer is larger than the acquisition value of the securities from which they derive, the difference will be deemed to be a financial profit earned by the transferor in the tax period in which the transfer is effected.

•

For purposes of the IS and the IRNR on non-residents with a permanent establishment in Spain, and to the extent that a complete commercial cycle is closed, the tax will be paid pursuant to applicable accounting regulations.

In the event that the holders of free-of-charge allocation rights decide to use the purchase commitment assumed by Iberdrola, the tax treatment applicable to the amount received for the transfer to the Company of the free-of-charge allocation rights held by them in their capacity as shareholders or acquired on the market will be equal to the treatment applicable to dividends directly distributed in cash and, consequently, such amount will be subject to the corresponding withholding.

It should be borne in mind that this analysis (which has been performed on the basis of concrete assumptions) does not cover all the possible tax consequences. Therefore, it is recommended that attention be paid to any amendments that may be made both to the law applicable as of the date of this memorandum and to the rules for interpretation thereof and to any changes that may occur in the circumstances of each shareholder or holder of free-of-charge allocation rights.

The holders of American Depositary Receipts (ADRs) and CREST Depositary Interests (CDIs) representing shares of the Company are advised to consult with their tax advisors before making a decision in connection with the Capital Increase.

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

5.	SUPPLEMENTS TO THIS INFORMATION MEMORANDUM

As indicated in the preceding sections, a portion of the information regarding the First Execution of the Capital Increase is not available on the date of issuance of this memorandum. Specifically, the number of shares required to receive one (1) share, as well as the final price of the commitment by Iberdrola to purchase each free-of-charge allocation right pursuant to the purchase commitment will be published by means of a supplement to this memorandum which will be made available to the public by means of a notice of significant event which is expected to occur on July 11, 2011. In turn, as soon as the First Execution has closed and all of the remaining information is available, such information will be made available to the public by means of a corresponding notice of significant event. It is expected that such notice regarding this First Execution will occur on July 28, 2011.

Both this memorandum as well as the supplement hereto will be available on Iberdrola’s corporate website (www.iberdrola.com) and on the website of the National Securities Market Commission (www.cnmv.es) as from the day of their publication.

In Bilbao, on June 21, 2011.

IBERDROLA, S.A.

By

Julián Martínez-Simancas Sánchez
General Secretary and Secretary of the Board of Directors

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

ANNEX

SAMPLE CALCULATION OF THE MAXIMUM NUMBER OF NEW SHARES TO BE ISSUED, OF THE MAXIMUM NOMINAL AMOUNT OF THE SHARE CAPITAL INCREASED IN THE FIRST EXECUTION, OF THE NUMBER OF FREE-OF-CHARGE ALLOCATION RIGHTS FOR THE ALLOCATION OF ONE NEW SHARES, AND OF THE PURCHASE PRICE THEREOF

For the sole purpose of facilitating and understanding of the calculation, included below is a sample calculation of the maximum number of new shares to be issued, of the maximum nominal amount of the share capital increased in the First Execution, of the number of free-of-charge allocation rights required for the allocation of one new share, and of the Purchase Price under the commitment made by Iberdrola.

The results of these calculations are not representative of the results that may actually be obtained as a consequence of the implementation of this First Execution, which will depend on the different variables used in the formulas.

Merely for purposes of this example:

•	A ListPri of 5.985 euros is assumed (solely for purposes of this example, a listing price per share of Iberdrola as of the close of trading on June 20, 2011 has been used).

•	The TNShr is 5,822,196,000 (number of shares of Iberdrola as of the date of this information memorandum).

Therefore:

Provisional num. shrs. = Exercised Option Amount / ListPri= 935,000,000 / 5.985 = 156,223,893.0659980 ≈ 156,223,893 (rounded down)

Num. rights = TNShrs / Provisional num. shrs. = 5,822,196,000 / 156,223,893 = 37.26828136 ≈ 38 (rounded up)

NNS = TNShrs / Num. rights = 5,822,196,000 / 38 = 153,215,684.2105260 ≈ 153,215,684

Therefore, in this example: (i) the maximum number of new shares to be issued in this First Execution would be 153,215,684, (ii) the maximum nominal amount of increased capital in this First Execution would come to 114,911,763 euros (153,215,684 x 0.75), and (iii) 38 free-

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

of-charge allocation rights (or existing shares) would be required for the allocation of a new share9.

The Purchase Price would be calculated in accordance with the following formula (rounding the result to the closest one-thousandth of a euro):

Purchase Price = ListPri / (Num. rights +1)

where:

Purchase Price = 5.985 / (38 +1)

where:

Purchase Price = 0.15346154 euros 0.153 euros

[9]	In this sample calculation, Iberdrola should waive 8 free-of-charge allocation rights corresponding to 8 shares of the Company for the number of new shares to be issued to be a whole number.

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.